Exhibit 10.23

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING

AGREEMENT

JBGL A&A, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”), dated to be effective as of Nov 15th, 2011 (the “Effective Date”), is executed by and between JBGL Builder Finance LLC, a Texas limited liability company (“JBGL”), and MCWP, LLC, a Georgia limited liability company (“MCWP”), whose respective addresses are set forth on Schedule A of this Agreement, JBGL and MCWP are sometimes collectively referred to herein as the “Initial Members” of JBGL A&A, LLC, a Georgia limited liability company (the “Company”).

WITNESSETH

WHEREAS, on October 21, 2011, the Company was organized pursuant to Articles of Organization (as the same may be amended from time to time, the “Articles of Organization”) filed in the office of the Secretary of State of the State of Georgia (the “Secretary of State”), and JBGL as the sole member entered into the Company’s Limited Liability Company Operating Agreement dated to be effective as of October 21, 2011 (the “Initial Agreement”): and

WHEREAS, the parties hereto desire to effect the following: (i) the amendment and restatement of the Initial Agreement; (ii) the admission of MCWP as a Member in the Company; and (iii) the continuation of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; FORMATION; NAME; PRINCIPAL OFFICE; PURPOSE; TERM

Section 1.1        Definitions.

(a)          In addition to terms defined elsewhere in this Agreement, the following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below.

Affiliate: shall mean (i) with respect to any Person who is an individual, a spouse, child, sibling, aunt, uncle, cousin or parent of such first Person, or any trust established for the benefit of any such Person or any such affiliated Persons, (ii) with respect to any trust, any trustee or beneficiary of such trust or any Person who would be an Affiliate of such trustee or beneficiary, and (iii) with respect to any Person (including an individual or trust), a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control,” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Annual Funding Amount: shall mean the net amount of all additional Capital Contributions anticipated to be needed from the Members for the upcoming year.

Articles of Organization: shall have the meaning ascribed to such term in the second paragraph hereof.

Bankruptcy: shall have the meaning ascribed to such term in Section 6.1 (b) hereof.

Board of Managers: shall have the meaning ascribed to such term in Section 4.1 (a) hereof.

Bond Credit: shall mean any money received by the Company from the City of Sandy Springs due to the release and satisfaction of the subdivision bond currently in place at the city to secure the adequacy of funds for street paving and other subdivision amenities.

Book Value: shall mean, with respect to any Company asset at any time, the adjusted basis of such asset for federal income tax purposes, except that (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset, and (ii) the Book Value of all Company assets shall be adjusted to equal their fair market values, as determined in good faith by the Board of Managers, upon the occurrence of certain events as described below. In either case, the Book Value of Company assets shall thereafter be adjusted for book depreciation taken into account with respect to such asset. The Book Value of the Company assets shall be adjusted in accordance with Treasury Regulation Section 1,704- 1(b)(2)(iv)(f) to equal their fair market value as of the following times: (1) the admission of a new member to the Company or acquisition by an existing member of an additional interest in the Company, provided that the consideration contributed to the Company upon such admission or acquisition is more than a de minimis amount of money or property, (2) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(g) or the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for a Member’s interest in the Company, and (3) in connection with the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company.

The Book Value of all Company assets shall also be increased (or decreased) to the extent that adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) have been taken into account for purposes of determining Capital Accounts in accordance with Treasury Regulation Section 1.704-1 (b) (2) (iv) (m), unless such adjustments have already been accounted for pursuant to the preceding paragraph. If the Book Value of an asset has been determined or adjusted pursuant to this definition of “Book Value,” such value shall thereafter be the basis for, and be adjusted by, the depreciation taken into account with respect to, such asset for purposes of computing profits and losses. Moreover, notwithstanding the foregoing, the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

Business Day(s): shall mean all calendar days except Saturdays, Sundays and United States federal legal holidays. Any other reference to “days” shall mean calendar days.

Capital Account: shall have the meaning ascribed to such term in Section 2,4 hereof.

Capital Contributions: shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Code: shall have the meaning ascribed to such term in Section 2,4 hereof.

Company: shall have the meaning ascribed to such term in the initial paragraph hereof.

Covered Person: shall have the meaning ascribed to such term in Section 4.6(c) hereof.

Current Company Budget and Plan: shall mean, at any given time, the then approved overall budget and plan for the Company and its Subsidiaries approved by the Board of Managers. The Current Company Budget and Plan in effect as of the date of this Agreement covers the period from the Effective Date through December 31, 2011, subject to modification as provided herein. The Current Company Budget and Plan shall be revised annually commencing effective as of January 1 of each year, as provided in Section 4.8 hereof, subject to modification by the Board of Managers.

Discretion: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Dissolution Event: shall have the meaning ascribed to such term in Section 6.1 (a) hereof.

Effective Date: shall have the meaning ascribed to such term in the initial paragraph hereof

Good Faith: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Initial Members: shall have the meaning ascribed to such term in the initial paragraph hereof.

JBGL Entity: shall mean JBGL and any entity (other than the Company or its Subsidiaries) in which JBGL has a controlling interest.

JBGL Managers: shall have the meaning ascribed to such term in Section 4.3(a) hereof.

LLC Act: shall have the meaning ascribed to such term in Section 1.2 hereof.

Loans: shall mean those notes, deeds to secure debt, guarantys and other documents listed on Schedule B to this Agreement, together with any affiliated documents that may be executed in connection therewith, and as any of the same may be amended at any time and from time to time.

Management Agreements: shall mean any one or more management agreements that may now or hereafter be entered into by and between the Company or a Subsidiary and any other Person (whether or not an Affiliate) for the management of any of the Properties, as the same may be amended from time to time.

Managers: shall have the meaning ascribed to such term in Section 4.1 (a) hereof.

Management Right(s): shall mean the right of a Member to vote and participate in management, and to receive information concerning the business and affairs of the Company.

MCWP Manager: shall have the meaning ascribed to such term in Section 4.3(a) hereof.

Member(s): shall have the meaning ascribed to such term in Section 2.1(b) hereof.

Member Economic Interest: shall mean all of the right, title and interest of a Member in, to and against the Company as to the profits, losses, credits, capital and distributions of the Company, but shall not include any Management Rights.

Membership Interest: shall mean a Member's entire interest in the Company, including the Member Economic Interest and the Management Rights of such Member.

Net Operating Profits: shall mean, for any period, the positive amount obtained by subtracting Operating Losses (determined as provided in Schedule C hereto) for such period from Operating Profits (determined as provided in Schedule C hereto) for such period.

Officer(s): shall have the meaning ascribed to such term in Section 4.2(a) hereof.

Operating Loss: shall have the meaning ascribed to such term in Section 3.5 hereof.

Operating Loss Share: shall have the meaning ascribed to such term in Section 3.5 hereof.

Percentage Interest: shall mean, as to each Member, such Member’s Membership Interest, expressed as a percentage, in the income, gains, losses, deductions, tax credits, and distributions of the Company, subject however to, and as may be affected and adjusted by, the provisions of this Agreement. The initial Percentage Interest of each Member is set forth on Schedule A hereto.

Person: shall mean a natural person, corporation, limited partnership, general partnership, business trust, limited liability company or other form of association or entity.

Preferred Return: shall have the meaning ascribed to such term in Section 3.2 hereof.

Primary Business: shall have the meaning ascribed to such term in Section 1.3(a) hereof

Properties: shall mean all real property owned by the Company pursuant to a foreclosure, deed in lieu of foreclosure, or otherwise, of any of the Loans.

Retained Cash: shall have the meaning ascribed to such term in Section 3.2 hereof.

Secretary of State: shall have the meaning ascribed to such term in the second paragraph hereof.

Sole Discretion: shall have the meaning ascribed to such term in Section 4.6(e) hereof.

Subsidiary: shall mean any entity in which the Company has a controlling interest either now or in the future*

Subsidiaries: shall mean more than one Subsidiary.

Transfer: shall have the meaning ascribed to such term in Section 5.1(a) hereof.

Undistributed Preferred Return: shall have the meaning ascribed to such term in Section 3.2 hereof

Unit Loans: shall mean the loans referenced on Schedule B as “Alderwood Loan A” and “Alderwood Loan B”.

Unreturned Capital Contributions: shall have the meaning ascribed to such term in Section 2.2(a) hereof.

Voting, Percentage Interest: shall mean, as to each Member, such Member’s Membership Interest, expressed as a percentage, in the voting rights of the Company, subject however to, and as may be affected and adjusted by, the provisions of this Agreement. The initial Voting Percentage Interest of each Member is set forth on Schedule A hereto.

(b)          As used herein, the following terms shall have the following meanings:

(i)          “Hereof,” “hereby,” “herein,” “hereto,” “hereunder,” “herewith ” and similar terms mean of, by, to, under and with respect to, this Agreement or to the other documents or matters being referenced.

(ii)         “Heretofore” means before, “hereafter” means after, and “herewith” means concurrently with, the date of this Agreement.

(iii)        All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require.

(iv)       All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

(c)          All exhibits, schedules or other items attached hereto or referred to herein are hereby incorporated into this Agreement by such reference or attachment for all purposes.

Section 1.2        Formation.

The Company has been formed as a limited liability company under the Georgia Limited Liability Company Act, sections 14-11-100, et seq., O.C.G.A, as amended from time to time (or corresponding provision(s) of any succeeding law) (the “LLC Act”), and shall be governed in accordance with the provisions set forth in this Agreement.

Section 1.3        Purpose and Powers.

(a)          The purpose for which the Company is formed shall be to engage in any business or activity which is lawful for a Georgia limited liability company. Without limitation of the foregoing, the “Primary Business” of the Company shall mean to directly, or indirectly through one or more Subsidiaries, (i) hold, own, sell, modify, amend, foreclose upon and otherwise deal with the Loans; (ii) own, develop, sell and otherwise deal with the Properties; (ii) borrow money in furtherance of any or all of the foregoing business ventures described in Subparts (i) and (ii) above for the benefit of the Company or any Subsidiary of the Company, and guaranty the obligations of any other Person in furtherance of the purposes of the Company or any Subsidiary of the Company, and secure any such indebtedness by any security instrument, pledge, liens or other encumbrance of all or any of the assets of the Company; and (iii) take any and all other actions that may be incidental, necessary or appropriate to carry on the business of the Company as contemplated by Subparts (i), (ii) and (iii) above.

(b)          The Company shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes stated in this Section 1.3.

Section 1.4        Existence and Good Standing.

The Officers and Managers shall take all necessary action to maintain the Company in good standing as a limited liability company under the LLC Act and to qualify (and maintain the qualification of) the Company to do business in any state or other jurisdiction in which the nature of the Company’s business requires. Without limitation of the authority of any Officer of the Company, each Manager and Officer is authorized to sign any documents, instruments and agreements and take any other action to effect or maintain the existence, good standing and qualification to do business of the Company in Georgia or any other jurisdiction.

Section 1.5        Term.

The Company shall have perpetual existence beginning on the date that the Articles of Organization were filed with the Secretary of State; provided, however, that the Company may be dissolved in accordance with Section 6.1 of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles of Organization as provided in the LLC Act.

Section 1.6        Principal Office and Registered Agent.

The address of the registered office of the Company in the State of Georgia and the name and address of the registered agent of the Company in the State of Georgia are as set forth in the Articles of Organization. The initial principal office of the Company is located at the place set forth as such on Schedule A hereto. The principal office of the Company and the registered office may be relocated, and the registered agent replaced, from time to time as determined by the Members, the Board of Managers or the President of the Company.

ARTICLE II

MEMBERS; INTERESTS IN THE COMPANY; CAPITAL CONTRIBUTIONS

Section 2.1        Members.

(a)          The Initial Members have been admitted to the Company as Members of the Company effective as of the Effective Date.

(b)          One or more Persons may be admitted to the Company from time to time as additional equity members (each, including the Initial Members, a “Member” and collectively, the “Members”) upon such terms and subject to such conditions as may be determined by the Board of Managers. A Person may be admitted to the Company as a Member without the requirement of becoming a party to this Agreement if all required approvals are obtained and such Person evidences the intent to become a Member in writing by accepting and agreeing to be bound by the provisions of this Agreement and complies with any other conditions for becoming a Member established by the Board of Managers.

(c)          No Member shall have the right to withdraw. Furthermore, except as otherwise specifically provided in this Agreement, a Member shall not be removed or dissociated solely as a result of the occurrence of any one of the events described in Sections 14-11-601.1(b)(2)(B), 14-11-601.1(b)(4), or 14-11-601.1(5) of the LLC Act.

Section 2.2        Capital Contributions.

(a)          Initial Contributions. Contemporaneously with the execution by such Member of this Agreement, each Member shall make the contributions to the capital of the Company described for that Member in Schedule A hereto, if any. All contributions to the capital made by any Member under this Section 2.2(a) and Section 2.2(b) shall be referred to herein as “Capital Contributions”. As used herein, the term “Unreturned Capital Contributions” shall mean, as to each Member, the aggregate Capital Contributions made to the Company by such Member minus the aggregate distributions of such Capital Contributions made to such Member from the Company pursuant to Sections 3.2(a) or (c) (as applicable), 3.7 and 6.2(a)(i), (ii) or (iv) (as applicable) hereof.

(b)          Additional Capital Contributions. If approved by the Board of Managers, each Member shall contribute to the Company, in cash, such Member’s Percentage Interest of all monies that in the judgment of the Board of Managers are necessary or appropriate for the Company to operate its business. In the event that any Member does not contribute its full Percentage Interest share of any capital call and the deficiency is contributed by the other Member, the Percentage Interest and Voting Percentage Interest of each Member shall be revised so that the Percentage Interest and Voting Percentage Interest of each Member shall be the percentage determined by dividing the total Unreturned Capital Contributions of such Member by the total Unreturned Capital Contributions of all Members.

(c)          [Intentionally deleted].

(d)          Member Loans. A Member or an Affiliate of a Member may, but is not obligated to, loan or cause to be loaned to the Company such additional sums as the Board of Managers deems appropriate or necessary for the conduct of the Company’s business. Loans made by a Member, or an Affiliate of a Member, shall be upon such terms and for such maturities, and with such Member(s), as the Board of Managers determines, subject to the consent rights in Section 4.1(c) hereof.

(e) No Effect on Company Status. The Company shall be formed and existing and this Agreement shall be effective regardless of whether any Member fails to make any capital contribution hereunder.

Section 2.3        Issuance and Classification of Membership Interests.

Each Member’s voting powers shall be in proportion to their respective Voting Percentage Interest.

Section 2.4       Capital Accounts.

A separate capital account (the “Capital Account”) shall be maintained for each Member. The Capital Account of a Member shall be increased by (i) the amount of cash contributed by such Member; (ii) the agreed fair market value of any property contributed by such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject) and (iii) the amount of all profits (and any item thereof) allocated to such Member. Each Member’s capital account shall be decreased by (i) the amount of all cash distributions to such Member; (ii) the fair market value of property distributed to such Member (net of any liabilities assumed by the Company and any liabilities to which such property is subject); and (iii) the amount of all losses (and any item thereof) allocated to such Member. The Capital Accounts shall be determined, maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, including the capital account maintenance rules in Treasury Regulations §1.704-(l)(b)(2)(iv).

Section 2.5        General Rules Relating to Capital of the Company.

(a)          No Member shall be personally liable for the return of the capital contributions of the Members, or any portion thereof, it being expressly understood that any such return of contributions shall be made solely from the Company assets.

(b)          No Member shall have the right to withdraw or receive a return of all or any part of that Member’s capital contributions, or to demand or receive property (other than cash) of the Company or any distribution in return for that Member’s capital contributions.

Section 2.6        Liability of the Members.

To the fullest extent permitted by law, no Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company solely by reason of being a Member of the Company. A Member shall be liable only to make the contributions described in Section 2.2(a) hereof, and 2.2(b) hereof, if any, and a Member shall not be required to lend any funds to the Company or to make any other contributions, assessments or payments to the Company.

Section 2.7        Meetings of Members.

(a)          Annual Meeting. The Company may hold an annual meeting of its Members to elect Managers and transact any other business within its powers at such time and place as the Board of Managers shall determine. Except as provided in this Agreement, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Company’s existence or affect any otherwise valid limited liability company acts.

(b)          Special Meeting. At any time in the interval between annual meetings, a special meeting of the Members may be called by the President of the Company or by Members entitled to cast at least twenty-five percent (25%) of all the votes entitled to be cast at the meeting. A request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at the meeting.

(c)          Time and Place of Meetings. Meetings of Members shall be held at such time and place, within or without the State of Georgia, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

(d)          Notice of Meetings: Waiver of Notice. Not less than ten (10) nor more than ninety (90) days before each Members’ meeting, the Secretary shall give written notice of the meeting to each Member entitled to vote at the meeting and each other Member entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting, the purpose of the meeting. Notice is given to a Member when it is personally delivered to him or her, left at his or her address as it appears on the records of the Company, if delivered by hand or by overnight delivery service, or mailed to him or her at his or her address as it appears on the records of the Company. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he or she before or after the meeting signs a waiver of notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy (unless present solely for the purpose of objecting to the calling or holding of the meeting).

(e)          Quorum; Voting. Unless this Agreement provides that a larger number of votes is required to approve a particular matter (and in such case that larger number or percent shall constitute a quorum), at a meeting of Members the presence in person or by proxy of Members entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present (or such larger number of votes required in this Agreement) is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a Manager; provided, however, that so long as JBGL is a Member of the Company, JBGL must be a part of any quorum.

(f)          General Right to Vote: Proxies. Unless this Agreement provides for a greater or lesser number of votes or limits or denies voting rights, each holder of a Membership Interest shall be entitled to one vote for each percent of Voting Percentage Interest held by such holder (for the avoidance of doubt, this shall mean that there arc a total of 100 votes and a Member with a Voting Percentage Interest of 25% would be entitled to 25 votes) on each matter submitted to a vote at a meeting of Members. Fractional Voting Percentage Interests shall be entitled to the same pro rata fractional vote. In all elections for Managers, each holder may cast votes for as many individuals as there are Managers to be elected and for whose election the holder is entitled to vote upon; provided, however, that no cumulative voting shall be permitted. A Member may vote either in person or by proxy. A Member may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the Member or the Member’s authorized agent signing the writing or causing the Member’s signature to be affixed to the writing by any reasonable means, including facsimile signature. A Member may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission. Unless a proxy provides otherwise, it is not valid more than eleven (11) months after its date. A proxy is revocable by a Member at any time without condition or qualification unless the proxy states that it is irrevocable and is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest with which a proxy may be coupled includes an interest in the Membership Interests to be voted under the proxy or another general interest in the Company or its assets or liabilities.

(a)          Action by Written Consent of Members. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members meetings a written consent which sets forth the action and is signed by the Members entitled to cast at least a majority of the votes, or such larger number of votes required by this Agreement to pass the resolution contained in the consent.

Section 2.8       [Intentionally Deleted]

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

Section 3.1        Allocations

(a)          General Allocations of Profits and Losses. Except as otherwise provided in Section 3.4 hereof, items of profit, income, gain, loss, deduction and tax credit recognized by the Company in accordance with the method of accounting and the books and records of the Company as in effect from time to time shall be allocated to and among the Members, prior to any distributions of any Operating Profits attributable thereto, in a manner such that the Capital Account of each Member, immediately after making such allocation, is as nearly as possible equal to the excess of (a) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability), and the net assets of the Company were distributed pursuant to Section 6.2(a) of this Agreement to the Members immediately after making such allocation, over (b) such Member’s share, if any, of items of Company profit, income, gain, loss, deduction and tax credit specially allocated to such Members pursuant to the provisions of Section 3.4 hereof.

(b)          Transfer. All items of profit, income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided. however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations thereunder.

Section 3.2        Distributions of Operating Profits

To the extent the Company has available cash (as determined by the Board of Managers), the Company shall distribute Net Operating Profits to the Members at such times, and in such amounts, as may be determined by the Board of Managers; provided, that to the extent the Company has available cash (as determined by the Board of Managers) the Company shall distribute Net Operating Profits in accordance with this Section 3.2 not less frequently than once per year. Notwithstanding the foregoing, the Company shall maintain and withhold from such distributions of Net Operating Profits a cash reserve in the amount determined by the Board of Managers to be sufficient to meet the working capital requirements of the Company (“Retained Cash”); provided, that in no event shall the Retained Cash exceed a total amount of $50,000.00 unless unanimously approved by the Board of Managers. Notwithstanding the frequency or amounts of distributions and except as otherwise provided in Section 3.7 below, Net Operating Profits which are distributed to the Members shall be distributed as follows:

(a)         First, to JBGL until such time as JBGL’s Unreturned Capital Contributions have been reduced to zero (0);

(b)         Next, to JBGL until such time as JBGL’s Undistributed Preferred Return has been reduced to zero (0);

(c)         Next, to MCWP until such time as MCWP’s Unreturned Capital Contributions have been reduced to zero (0);

(d)         Next, to MCWP until such time as MCWP’s Undistributed Preferred Return has been reduced to zero (0);

(e)         Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

As used herein (i) the term “Undistributed Preferred Return” shall mean, as to each Member, the aggregate Preferred Return accrued with respect to such Member’s Unreturned Capital Contributions reduced by the aggregate distributions to such Member from the Company pursuant to Sections 3.2(b) or (d) (as applicable) and 6.2(a)(iii) or (v) (as applicable) hereof; and (ii) the term “Preferred Return” shall mean, with respect to each Member, an internal rate of return on its investment of fifteen and 00/100 percent (15%).

Section 3.3        Withheld Amounts

Notwithstanding any other provision of this Article III to the contrary, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to the Member as a result of the Member’s participation in the Company; if and to the extent that the Company shall be required to withhold or pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Member’s Membership Interest to the extent that the Member (or any successor to such Member’s Membership Interest) is then entitled to receive a distribution. To the extent that the aggregate amount of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the prevailing prime interest rate published from time to time by The Wall Street Journal until discharged by such Member by repayment, which may be made by the Company out of distributions to which such Member would otherwise be subsequently entitled. Any withholdings authorized by this Section 3.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence satisfactory to the Board of Managers to the effect that a lower rate is applicable, or that no withholding is applicable.

Section 3.4        Limitations on Allocations

(a)          Minimum Gain Chargeback. Notwithstanding any provision of this Article III, if there is a net decrease in Company minimum gain during any fiscal year or other period, prior to any other allocation pursuant hereto, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-l(b)(4)(iv) and Section 1.704-2. Notwithstanding any provision of this Article III, if there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse debt minimum gain, as provided in Treasury Regulation Section 1.704-2(i)(4).

(b)          Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its Capital Account beyond the sum of the amount of such Member’s obligation to restore its deficit Capital Account plus its share of minimum gain shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c)          Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-2, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.4(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if this Section 3.4(c) were not in this Agreement.

(d)          Section 704(b) Limitation. Notwithstanding any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Member if such allocation would not have “economic effect” pursuant to Treasury Regulation Section 1.704-1 (b)(2)(ii) or otherwise be in accordance with its interest in the Company within the meaning of Treasury Regulation Sections 1.704- 1(b)(3) and 1.704-2. To the extent an allocation cannot be made to a Member due to the application of this Section 3.4(d), such allocation shall be made to the other Member(s) entitled or required to receive such allocation hereunder.

(e)          Curative Allocations. Any allocations of items of income, gain, or loss pursuant to Sections 3.4(a)-(d) hereof shall be taken into account in computing subsequent allocations pursuant to this Article III, so that the net amount of any items so allocated and the income, losses and other items allocated to each Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 3.4(a)-(d) hereof.

Section 3.5        [Intentionally Deleted].

Section 3.6        Return of Other Distributions.

Under Georgia law, a Member may, under certain circumstances, be required to return to the Company, for the benefit of Company’s creditors, amounts previously wrongfully returned or distributed to it. It is the intent of the Company and all Members that no Member shall be obligated to return any distribution to or for the account of the Company or any creditor of the Company. The payment of any money or distribution of any property to a Member shall be deemed to be a compromise and the Member receiving any such money or property shall not be required to return any such money or property to the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return amounts previously wrongfully distributed to such Member, such obligation shall be the sole responsibility of the Member who received such distributions.

Section 3.7        Certain Capital Distributions.

Notwithstanding the provisions of Section 3.2 above, all proceeds received by the Company from the following sources shall be distributed to the Members pro rata in accordance with their respective Percentage Interests and shall be applied against the aggregate Capital Contributions made by such Member:

(aa)   all principal payments received by the Company pursuant to the Unit Loans; and

(bb)  all funds received by the Company pursuant to the Bond Credit.

ARTICLE IV

MANAGEMENT OF BUSINESS AND AFFAIRS OF THE COMPANY

Section 4.1        Management of Business and Affairs of the Company.

(a)          Except as specifically provided otherwise in this Agreement, and regardless of any approval rights as may be provided in Section 14-11-308 of the LLC Act, the exclusive authority to manage, control and operate the Company shall be vested collectively in the individuals, who need not be Members, elected by the Members as managers of the Company (the “Managers”) in accordance with this Agreement; provided, that the initial Managers elected by the Members arc the persons named as Managers on Schedule A to this Agreement. Initially there shall be three (3) Managers, which number may be increased or decreased by the Members. All powers of the Company may be exercised by or under the authority of the Managers acting collectively, and not individually (the “Board of Managers”). Except as specifically provided otherwise in this Agreement, the Board of Managers shall have full and exclusive right, power and authority to manage the affairs of the Company and make all decisions with respect thereto without the requirement of any consent or approval by the Members, including, without limitation, to the fullest extent permitted by law, authorizing or taking any actions for which the unanimous consent of the Members is required under the LLC Act.

(b)          Each of JBGL and MCWP, in its or their discretion, shall be entitled to remove and replace any one or more of the Managers it elected or appointed pursuant to Section 4.3 or this Section 4.1(b) hereof at any time, with or without cause, during the existence of the Company; provided, that any removal or replacement of any Manager appointed by MCWP is subject to the approval of the JBGL Managers, and further is subject to the provisions of Section 4.3(a) hereof. The names of the initial Managers of the Company who are hereby appointed to serve on and after the date of this Agreement, and who will serve until their resignation or until their successors are appointed are set forth on Schedule A attached hereto along with the name of the Member that elected each Manager.

(c)          Except as expressly provided in this Agreement, and regardless of any approval rights as may be provided in Section 14-11-308 of the LLC Act, the affirmative vote of a majority of the Managers shall be considered the act of the Managers with respect to any event. Except as expressly provided in this Agreement, no Manager shall be permitted to act without the affirmative vote of a majority of the Managers. Notwithstanding any provision of this Agreement, and regardless of any approval rights as may be provided in Section 14-11-308 of the LLC Act, the consent of all of the Members shall be required for the Company, or any other Person on behalf of the Company or any Subsidiary, as the case may be, to do any of the following:

(i)         do any act in contravention of this Agreement

(ii)        do any act which would make it impossible to carry on the ordinary business or the Primary Business of the Company;

(iii)       possess Company or Subsidiary property, or assign rights in Company or Subsidiary property, other than for a Company purpose.

Section 4.2        Officers.

(a)          Executive and Other Officers. Except as provided in Section 4.2(b) hereof, the Board of Managers shall designate one or more officers of the Company (each an “Officer” and collectively, the “Officers”) for the purpose of managing the day-to-day operations of the Company, The Officers shall have the powers set forth in this Agreement. The Company shall have a President, a Secretary, and a Treasurer. The Board of Managers may designate who shall serve as chief executive officer, who shall have general supervision of the business and affairs of the Company, and may designate a chief operating officer, who shall have supervision of the operations of the Company. In the absence of any designation, the President of the Company shall serve as chief executive officer and chief operating officer. The Company may also have one or more Vice-Presidents (including, without limitation, Executive Vice Presidents and Senior Vice Presidents), assistant officers, and subordinate officers as may be established by the Board of Managers. A person may hold more than one office in the Company. The Officers may also be, but do not need to be, Managers of the Company.

(b)          Officers. The names of the initial Officers serving the Company on and after the date of this Agreement and the capacities in which they serve, until their successors are elected or appointed, are set forth on Schedule A attached hereto, without the need for further designation or approval.

(c)          President. Unless otherwise provided by resolution of the Board of Managers, the President of the Company shall preside at all meetings of the Board of Managers and of the Members at which he or she shall be present. Unless otherwise specified by the Board of Managers, the President of the Company shall be the chief operating officer of the Company and shall perform the duties customarily performed by chief operating officers. Subject to Section 4.9 of this Agreement, the President of the Company may execute, in the name and on behalf of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company. In general, the President of the Company shall perform such other duties customarily performed by a president of a corporation and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers or the chief executive officer of the Company,

(d)          Vice-Presidents. The Vice-President or Vice-Presidents (including, without limitation, Executive Vice Presidents and Senior Vice Presidents), at the request of the chief executive officer or the President of the Company, or in the President’s absence or during his or her inability to act, shall perform the duties and exercise the functions of the President of the Company, and when so acting shall have the powers of the President of the Company, If there be more than one Vice-President, the Board of Managers may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Managers, the chief executive officer or the President of the Company may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. Each Vice-President shall perform such other duties and have such other powers, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Managers, the chief executive officer, or the President of the Company.

(e)          Secretary. The Secretary shall keep the minutes of the meetings of the Members, of the Board of Managers and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions hereof or as required by law; he or she shall be custodian of the records of the Company; he or she may witness any document on behalf of the Company, the execution of which is duly authorized, see that the Company seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same. In general, the Secretary shall perform such other duties customarily performed by a secretary of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers, the chief executive officer, or the President of the Company.

(b)         Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Managers; he or she shall render to the President of the Company and to the Board of Managers, whenever requested, an account of the financial condition of the Company. In general, the Treasurer shall perform such other duties customarily performed by a treasurer of a corporation, and shall perform such other duties and have such other powers as are from time to time assigned to him or her by the Board of Managers, the chief executive officer, or the President of the Company.

(c)         Assistant and Subordinate Officers. The assistant and subordinate officers of the Company are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Managers, the chief executive officer, or the President of the Company.

(d)         Election. Tenure and Removal of Officers. The Board of Managers shall elect the Officers of the Company; provided, that upon the execution of this Agreement, the initial Officers of the Company shall be as set forth in Schedule A of this Agreement. The Board of Managers may from time to time authorize any committee or Officer to appoint assistant and subordinate officers. All Officers shall be elected or appointed to hold their offices, respectively until their successors are elected or appointed or, if earlier, until their death, resignation or removal from office; provided, that the Board of Managers (or, as to any assistant or subordinate officer, any committee or Officer authorized by the Board of Managers) may remove an Officer at any time, with or without cause. The removal of an Officer shall not prejudice any of his or her contract rights. Election or appointment of an Officer, employee or agent shall not of itself create contract rights. The Board of Managers (or, as to any assistant or subordinate officer, any committee or Officer authorized by the Board of Managers) may fill a vacancy which occurs in any office for the unexpired portion of the term.

(e)          Compensation. The Board of Managers shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all Officers of the Company. No Officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Manager of the Company. The Board of Managers may authorize any committee or Officer, upon whom the power of appointing assistant and subordinate officers may have been conferred to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

Section 4.3        Board of Managers Election and Meetings.

(a)          Election and Tenure of Managers. At each annual meeting, or at each special meeting called for that purpose, the Members shall elect Managers, in the manner hereinafter provided, to hold office until the next annual meeting and until their successors arc elected and qualify, or until their earlier death, resignation or removal from office. The Managers may, but need not, be Members of the Company. Unless otherwise unanimously approved by the Members, (i) the Board of Managers shall consist of a total of three (3) Managers, and (ii) two (2) of such Managers shall be elected by JBGL (the “JBGL Managers”) and, except as otherwise provided herein, one (1) of such Managers shall be elected by MCWP (the “MCWP Manager”). Regardless of any other provision of this Agreement to the contrary, including this Section 4.3(a) or Section 4.3(b), MCWP shall have no right to remove the MCWP Manager without the prior written consent of the JBGL Managers, and any Manager appointed or elected by MCWP is subject to the approval of the JBGL Managers, The Board of Managers may remove the MCWP Manager at any time after the occurrence of a Removal Event (as defined below), in which event MCWP shall have thirty (30) days to elect a new MCWP Manager (subject to the approval of JBGL), and if it fails to do so within such thirty (30) day period the JBGL Managers may elect the MCWP Manager; provided, however, that if an Event of Dissociation (as defined in Section 5.4) has occurred as to MCWP or MCWP is otherwise no longer a Member, then upon any removal of the MCWP Manager, JBGL shall have the right to elect the replacement MCWP Manager. A “Removal Event” shall mean:

(i)         A material violation of any other provisions of this Agreement by the MCWP Manager which causes material economic harm to the Company and which is not cured within thirty (30) days after written notice to such MCWP Manager by the JBGL Managers;

(ii)        Any act of gross negligence on the part of the MCWP Manager causing material damage to the Company or any Member;

(iii)       Any act of fraud, theft or willful misconduct committed by the MCWP Manager against the Company or any of the other Members in connection with the operation of the Company;

(iv)      The conviction of the MCWP Manager of a felony; or

(v)       The occurrence of any Event of Dissociation.

(b)         Vacancy on Board of Managers. Subject to Section 4.3(a) above, each Member shall elect a successor to fill a vacancy on the Board of Managers that results from the death, resignation, or removal from office of any Manager that such Member elected. Subject to Section 4.3(a), a Manager elected by such Member to fill a vacancy which results from the removal o f a Manager shall serve for the balance of the term of the removed Manager.

(c)         Regular Meetings. After each meeting of the Members at which Managers shall have been elected, the Board of Managers shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no time and place are specified by resolution of the Board of Managers or the President (with notice in accordance with Section 4.3(c) hereof), the Board of Managers shall meet immediately following the close of, and at the place of, such Members meeting. Any other regular meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers.

(d)         Special Meetings. Special meetings of the Board of Managers may be called at any time by the President or by any Manager. A special meeting of the Board of Managers shall be held on such date and at any place as may be designated from time to time by the Board of Managers. In the absence of a designation, such meeting shall be held at such place as may be designated in the call.

(e)         Notice of Meeting. Except as provided in Section 4.3(c) hereof, the Secretary shall give notice to each Manager of each regular and special meeting of the Board of Managers. The notice shall state the time, place and purpose of the meeting. Notice is given to a Manager when it is delivered personally to him or her, left at his or her residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least twenty-four (24) hours before the time of the meeting or, in the alternative by mail to his or her address as it shall appear on the records of the Company, at least seventy-two (72) hours before the time of the meeting. Unless a resolution of the Board of Managers provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular meeting of the Board of Managers. No notice of any meeting of the Board of Managers need be given to any Manager who attends, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any Manager who, in a writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Managers, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

(f)          Action by Managers. Unless this Agreement requires a greater proportion, the action of a majority of the Managers present at a meeting at which a quorum is present is the action of the Board of Managers; provided, however, that so long as Jim Brickman is one of the JBGL Managers, such majority must include Jim Brickman, or any other Manager as may be designated by JBGL. A majority of the entire Board of Managers shall constitute a quorum for the transaction of business. In the absence of a quorum, the Managers present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting, if a written consent which sets forth the action is signed by at least a majority of the members of the entire Board of Managers; provided, however, that so long as Jim Brickman is one of the JBGL Managers, such majority must include Jim Brickman, or any other Manager as may be designated by JBGL.

(g)         Meeting by Conference Telephone. Members of the Board of Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear and speak to each other. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 4.4        No Participation of Members in Business and Affairs of the Company.

No Member, in his or her capacity as such, shall have any authority or right to act for or bind the Company or to participate in or have any control over Company business, except for (i) such rights to consent to or approve of the actions and decisions of the Board of Managers as are expressly provided for in this Agreement, and any other rights granted to the Members in this Agreement, and (ii) such authority to act for and bind the Company as the Board of Managers may, from time to time and in the exercise of its sole discretion, delegate to such Member in writing.

Section 4.5        Other Business of Members and Managers.

Except as otherwise provided in Sections 9.1 and 9.2 hereof, any Member or Manager and any Affiliate of any Member or Manager may engage in or possess an interest in other business ventures of any nature or description independently or with others, and neither the Company nor any Member or Manager shall have any rights in or to such independent ventures or the income or profits derived therefrom, and, to the fullest extent permitted by law, such activities shall not be construed as a breach of any duty of loyalty or other duty to the other Members and Managers or the Company.

Section 4.6        Indemnification and Exculpation.

(a)         The Company shall indemnify (i) its Members, Managers and Officers to the fullest extent permitted by law, including, without limitation, the advance of expenses under the procedures and to the fullest extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Board of Managers and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Agreement or repeal of any of the provisions thereof shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The indemnification shall be payable solely from the assets of the Company and no Member, Manager or Officer shall have any personal liability therefor.

(b)         To the fullest extent permitted by Georgia statutory or decisional law, as amended or interpreted, no Member, Manager or Officer of the Company shall be personally liable to the Company or any Members for money damages. No amendment of this Agreement or repeal of any of their respective provisions shall limit or eliminate the limitation on liability provided to the Members, Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(c)         No Member, Manager or Officer, nor their Affiliates, nor any of their respective officers, directors, shareholders, partners, employees, representatives or agents (each, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in the Company and is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that this Section 4.6(c) shall not exculpate a Covered Person from liability for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct, bad faith or gross negligence.

(d)         To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, any such Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members and Managers to replace such other duties and liabilities of such Covered Person.

(e)         Whenever in this Agreement a Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Member, or (ii) in its “good faith” or under another express standard, the Member shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section 4.7        Tax Matters Member.

JBGL is hereby designated as the “tax matters partner” (as defined in Section 6231 of the Code) of the Company and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters partner under Sections 6221 through 6233 of the Code and the Regulations thereunder, JBGL shall serve in a similar capacity to the extent applicable under any state or local tax laws. All costs incurred by JBGL in its capacity as the “tax matters partner” of the Company (or that are incurred in a similar capacity under state or local tax laws) shall be borne by the Company.

Section 4.8       Current Company Budget and Plan.

(a)         Not later than November 15 of every year, or such other date as determined by the Board of Managers, the President of the Company shall submit to the Board of Managers for approval, a proposed Current Company Budget and Plan for the twelve (12) month period commencing on January 1 of the next year, or such other period as may be determined by the Board of Managers. The proposed Current Company Budget and Plan shall include, among other matters, the projected Annual Funding Amount for such year. Within thirty (30) days after receipt of the proposed Current Company Budget and Plan, the Board of Managers shall approve, reject or comment upon the proposed Current Company Budget and Plan and the parties shall endeavor to resolve all differences within fifteen (15) days thereafter. The Board of Managers may at anytime and for any reason amend the Current Company Budget and Plan. In the event that prior to December 31 of any year, the proposed Current Company Budget and Plan for the next year has not been approved by the Board of Managers, the Company shall continue to operate in compliance with the then Current Company Budget and Plan (but subject to Section 4.8(b) below, subject only to changes to reflect any actual increases in taxes or other carrying costs, until approval of the proposed Current Company Budget and Plan.

(b)         Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to make expenditures in any budget year for any line item in excess of those contained in a Current Company Budget and Plan equal to five percent (5%) in excess of the amount set forth in the Current Company Budget and Plan for such line item, provided (i) the aggregate line item increases do not exceed Fifty Thousand and No/100 Dollars ($50,000) in any budget year and the President of the Company promptly informs each Manager of such increased expenditure. The President of the Company, in his good faith judgment, shall also be entitled to make emergency expenditures for items not approved in a Current Company Budget and Plan where such expenditures are immediately (i) necessary for the preservation or the safety of any property or assets of the Company, or to avert immediate danger to life at any property owned, leased or operated by the Company, or (ii) required by any judicial or governmental authority having jurisdiction over any properties or assets of the Company. If the President of the Company makes any such emergency expenditures, it shall promptly inform each Manager of such expenditures. Additionally, the President of the Company shall promptly report to each Manager any event, circumstance, condition or situation which will result in or cause the Company to incur expenditures materially different than those set forth in the Current Company Budget and Plan, and at such time, if the Board of Managers approves such expenditures, the expenditures for such line items shall be treated as if they had always been in the Current Company Budget and Plan, which shall be deemed amended to include them.

Section 4.9        Operations of the Company.

The President of the Company shall have the authority to manage the ordinary day to day business and affairs of the Company related to the Primary Business, subject to the then Current Company Budget and Plan of the Company and in accordance with the provisions of this Section 4.9 and subject to any other limitations, restrictions or agreements set forth in this Agreement (including, without limitation, Section 4.1(c) of this Agreement) or imposed by the Board of Managers. In furtherance of the foregoing, the President of the Company, acting on behalf of the Company, with the authority conferred by this Agreement, and consistent with the Current Company Budget and Plan, shall have authority and responsibility to perform or cause to be performed the following duties and obligations to the extent applicable based on the Current Company Budget and Plan:

(a)        Update and recommend revisions or amendments to the Current Company Budget and Plan for the Board of Managers’ review and approval or disapproval, including any such revisions or amendments as may be necessary so that the Current Company Budget and Plan sets aside adequate reserves and accurately reflects all actual and anticipated costs of operating the Primary Business of the Company.

(b)        Notify the Board of Managers of matters material to the business of the Company and render such reports to the Board of Managers as from time to time any Manager may reasonably request, including at all times and in any event no less frequently than monthly, keep each Manager informed of material information relating to the Primary Business of the Company by (i) notifying each Manager, and delivering to each Manager written copies, of financial statements of the Company and all material contracts and agreements entered into by the Company or any Subsidiary, and (ii) notifying each Manager concerning any other matters material to the Primary Business of the Company or the Current Company Budget and Plan of which it is aware.

(c)         Manage and direct the Primary Business of the Company, including collecting all revenues of the Company, paying all expenses of the Company in conformance with the then Current Company Budget and Plan, advising the Board of Managers in advance of projected cash needs of the Company, and causing the Company to operate in accordance with all applicable laws.

Notwithstanding the foregoing, unless approved by the Board of Managers the President of the Company shall not do any act or take any action which is not part of the ordinary, day to day operations of the Primary Business of the Company. Without limitation of the immediately preceding sentence, the President of the Company shall not do any of the following without the consent of the Board of Managers:

(i)	admit any person or entity as a Member of the Company or as a member or other equity interest holder of any Subsidiary;

(ii)	consent or approve of any transfer of all or any portion of a Membership Interest or other equity interest in the Company or any Subsidiary;

(iii)	dissolve, wind up, liquidate, or terminate the Company or any Subsidiary;

(iv)	except in accordance with the Current Company Budget and Plan or except pursuant to the Management Agreements or as expressly provided in this Agreement, pay any compensation to any Member or Manager any Affiliate of any Member or Manager;

(v)	change the number of members of the Board of Managers;

(vi)	amend, modify, repeal, or restate this Agreement;

(vii)	except in accordance with the Current Company Budget and Plan, materially alter or expand the Primary Business of the Company;

(viii)	enter into or materially change, amend or waive any of the Management Agreements or allow any Subsidiary to materially change, amend or waive any of the Management Agreements;

(ix)	except in accordance with the Current Company Budget and Plan make any investment or allow any Subsidiary to make any investment which is not consistent with the Primary Business;

(x)	incur any debt for borrowed money, grant any liens on the assets of the Company, or interest therein; provided, that the Board of Managers shall not be required to approve any applications for credit, or the execution thereof, with vendors in the ordinary course of business (provided, that such applications for credit shall not include property loans), the incurring of ordinary trade payables or accounts payable on the account of ordinary and necessary costs and expenses incurred in connection with the Company, including salaries, fees and expenses for professional advisors and counsel, officers and employees, which are incurred in the ordinary course of business and are generally payable within thirty (30) days of the date incurred and which were approved in a Current Company Budget and Plan;

(xi)	transfer or agree to transfer all or substantially all of the assets or business of the Company or any Subsidiary, or engage in a merger, interest exchange, conversion, reorganization or any other form of business combination with or into any other Person;

(xii)	with regard to the Company or any Subsidiary (A) make a general assignment for the benefit of creditors, (B) file a voluntary petition in bankruptcy, (C) file a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar relief under any bankruptcy or debtor relief law, (D) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it, or (E) seek, consent to or acquiescence in the appointment of a trustee, receiver or liquidator of any of the Company, any Subsidiary or of all or any substantial portion of the Company’s or any Subsidiary’s assets;

(xiii)	take any action that would cause the Company or any Subsidiary to become a general partner of or with any Person, or acquire any stock, partnership interest or other interest in any Person;

(xiv)	elect any person as a manager of any Subsidiary; or

(xv)	operate or maintain an office or any operations in Texas.

Notwithstanding the foregoing provisions of this Section 4.9 or any other provision of this Agreement, the Board of Managers may limit, restrict, remove or expand the authority granted to the President (or any other officer of the Company) pursuant to this Agreement.

Section 4.10      [Intentionally Deleted]

Section 4.11      [Intentionally Deleted]

ARTICLE V
RESTRICTIONS ON TRANSFERS

Section 5.1        Transfer of Membership Interest.

(a)          Without the prior approval of the Board of Managers, which consent shall be at the Board of Managers’ sole discretion, no Member shall (i) endorse, sell, give, pledge, encumber, assign, transfer or otherwise dispose of, voluntarily or involuntarily, or by operation of law (excluding a merger or consolidation) (hereinafter referred to as a “Transfer”) all or any part of such Member’s Membership Interest, or (ii) voluntarily withdraw or retire from the Company as a Member.

(b)          Any attempted Transfer or withdrawal in contravention of this Agreement shall be void ab initio and shall not bind or be recognized by the Company.

(c)          [Intentionally Deleted]

(d)          It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 5.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and (ii) the uniqueness of the Company’s business. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

Section 5.2        Admission of Transferee.

If a Member transfers all or any part of such Member’s limited liability company interest in the Company in accordance with the requirements of Section 5.1 hereof, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument, as required by the Board of Managers, signifying such transferee’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately upon execution of such instrument and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

Section 5.3        Withdrawal of Capital or as a Member.

Except as expressly provided in this Agreement or as otherwise agreed by the Members, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, all Members. The Members have (i) no right under Section 14-11-1002 of the LLC Act to withdraw or resign and receive the fair value of their Membership Interests, and further hereby waive any dissenters’ rights pursuant to the LLC Act or otherwise, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under Section 14-11-409 of the LLC Act to become a creditor of the Company with respect to distributions owed them.

Section 5.4        Dissociation of a Member.

(a)          Each of the following events shall be an “Event of Dissociation” (herein so called) with respect to MCWP:

(i)	[Intentionally Deleted];

(ii)	[Intentionally Deleted];

(iii)	MCWP shall breach any other term or condition of this Agreement which shall not be cured, with respect to monetary defaults, within ten (10) days, and, with respect to non-monetary defaults, within thirty (30) days, after notice to such Member of such breach;

(iv)	MCWP shall have a judgment awarded against it in any capacity in an amount that would threaten the solvency of MCWP, as determined by the Board of Managers in its sole discretion;

(v)	MCWP shall commit any other act in violation of such Member’s duties of good faith and care to the Company or the other Members; or

(vi)	such Member shall have received the consent of the Board of Managers to withdraw from the Company.

(b)          If MCWP is subject to an Event of Dissociation, it shall lose all Management Rights, and shall have no right to participate in the management of the business and affairs of the Company; provided, that in such event (i) MCWP shall remain entitled to receive allocations of profit, income, gain, loss, deduction and tax credit, and distributions of Net Operating Profits or assets upon liquidation pursuant to Section 6.2 hereof attributable to its Membership Interest, and (ii) shall remain obligated to pay and perform all duties, obligations and liabilities of MCWP (or attributable to its Membership Interest) under this Agreement.

(c)          If approved by the Board of Manager, a holder of a Membership Interest without any Management Rights, including a Member subject to dissociation pursuant to Section 5.4(b) hereof, may be admitted as a “Substitute Member” and admitted to all the rights of the Member assigning the Membership Interest or, as the case may be, to which such Member was entitled prior to dissociation in accordance with Section 5.4(b) hereof, with the consent of the Board of Managers and all Members other than the Member with respect to which the Event of Dissociation has occurred, and the execution and acknowledgment by the Substitute Member of an instrument, as required by the Board of Managers, signifying such person’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If so admitted, the Substitute Member shall have all of the rights and powers, and shall be subject to all the restrictions and liabilities, of the Member assigning the Membership Interest or, as the case may be, of such Member in the case of dissociation pursuant to Section 5.4(b). Except as otherwise agreed to by the unanimous consent of the Members, the admission of a Substitute Member shall not release the Member assigning the Membership Interest from any liability to the Company which such assigning Member shall have had prior to such admission.

ARTICLE VI

DISSOLUTION OF THE COMPANY

Section 6.1        Dissolution.

(a)          The Company may be dissolved at any time upon the occurrence of any of the following events (each, a “Dissolution Event”):

(i)        the election by the Board of Managers to dissolve, wind-up and terminate the Company;

(ii)       [intentionally deleted];

(iii)      the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the LLC Act; or

(iv)      the entry of a decree of judicial dissolution under Section 14-11-603 of the LLC Act.

(b)          Except as and to the extent otherwise provided in Section 5.4 hereof, the Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Members waive any right that they might have under the LLC Act to agree in writing to dissolve the Company upon the Bankruptcy of such Members. “Bankruptcy” means, with respect to any Member, if such Member (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its properties, or (vii) one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceedings have not been dismissed, or if within ninety (90) days after the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

(c)          Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 5.1 and 5.2), then to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company.

Section 6.2        Liquidation and Termination.

(a)          Upon the dissolution of the Company , the Officers and Managers of the Company shall cause the Company to liquidate by converting the assets of the Company to cash or its equivalent and arranging for the affairs of the Company to be wound up with reasonable speed but with a view towards obtaining fair value for the Company’s assets, and, after satisfaction (whether by payment or by establishment of reserves therefor) of creditors, including Members who are creditors, shall distribute the remaining assets to and among the Members as follows:

(i)        First, any assets received from the liquidation of the Unit Loans (if still outstanding at dissolution) and the Bond Credit (if still outstanding at dissolution) shall be distributed to the Members pro rata in accordance with their respective Percentage Interests and shall be applied against the aggregate Capital Contributions made by such Member;

(ii)       Next, to JBGL until such time as JBGL’s Unreturned Capital Contributions have been reduced to zero (0);

(iii)      Next, to JBGL until such time as JBGL’s Undistributed Preferred Return has been reduced to zero (0);

(iv)      Next, to MCWP until such time as MCWP’s Unreturned Capital Contributions have been reduced to zero (0);

(v)       Next, to MCWP until such time as MCWP’s Undistributed Preferred Return has been reduced to zero (0);

(vi)      Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 6.2(a) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property.

(b)          Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contribution thereto and share of profits, gains and losses thereof and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

(c)          The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Articles of Organization shall have been canceled in the manner required by the LLC Act.

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING,

TAX ELECTIONS, ETC.

Section 7.1        Books, Records and Reports.

(a)          The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and Board of Managers and of any executive or other committee when exercising any of the powers of the Board of Managers. The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a certified copy of this Agreement shall be kept at the principal office of the Company or at such other place designated by the President of the Company. The books and records of the Company shall be maintained by the Secretary of the Company and shall be available for examination by any Member or Manager, or its duly authorized representatives, during regular business hours.

(b)          At the request of any Member, the President of the Company or other appropriate Officer shall prepare or cause to be prepared and shall furnish to the Members within ninety (90) days of the end of each fiscal year (i) a balance sheet and report of the receipts, disbursements, profits or losses of the Company, and each Member’s share of such items for the fiscal year, and (ii) information necessary for the Members to prepare their respective federal and state income tax returns. The cost of such financial and tax reports shall be an expense of the Company.

Section 7.2        Banks Accounts, Checks, Drafts, Etc.

The bank accounts for the Company shall be maintained in accounts in the name of and under the tax identification number for the Company in such banking institutions as the Managers or the appropriate Officers shall determine. Any resolutions prepared by the banking institutions in relation to the opening of such accounts are hereby adopted as the resolutions of the Board of Managers. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company, shall be signed by such Officers or such other Persons as may be authorized by the Board of Managers from time to time.

Section 7.3        Fiscal Year; Methods of Accounting.

The fiscal year of the Company shall be the year ending December 31, unless otherwise determined by the Board of Managers. The method of accounting to be used in keeping the books of the Company shall be determined by the Board of Managers in accordance with applicable law.

Section 7.4        Segregation of Moneys; Interest.

All moneys received by the Managers hereunder shall be kept segregated in the Company’s accounts and may be deposited under such general conditions as may be prescribed by law, and the Managers shall not be liable for any interest thereon. Furthermore, in no event shall moneys of the Company be commingled with moneys of the Members or the Managers.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1        Binding Provisions.

The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Members, Managers and Officers.

Section 8.2        Separability of Provisions.

Each provision of this Agreement shall be considered separable; and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provisions of this Agreement.

Section 8.3        Attorney’s Fees; Waiver of Jury Trial; Arbitration.

(a)          In the event of any litigation or other proceeding, including arbitration, between the Members to enforce or interpret any provision or right hereunder, the unsuccessful party to such litigation or proceeding, including arbitration, covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including reasonable attorneys’ fees and disbursements.

(b)          EACH MEMBER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE MEMBERS OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO ANY OF THE FOREGOING, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE WITH RESPECT THERETO.

(c)          ANY CONTROVERSY OR CLAIM BETWEEN THE COMPANY AND ANY OF THE MEMBERS, OR BETWEEN ANY OF THE MEMBERS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR INSTRUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR RELATED AGREEMENTS OR INSTRUMENTS REFERRED TO IN OR WHICH PERTAIN TO THIS AGREEMENT OR THE COMPANY, OR THE TRANSACTIONS DESCRIBED HEREIN OR THEREIN, INCLUDING BUT NOT LIMITED TO ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN DALLAS, TEXAS, THE ARBITRATION SHALL BE ADMINISTERED BEFORE THREE ARBITRATORS WITH NOT LESS THAN FIFTEEN (15) YEARS EXPERIENCE AS ATTORNEYS AND/OR JUDGES BY JAMS OR ANOTHER ARBITRATION SERVICE ACCEPTABLE TO ALL PARTIES TO THE ARBITRATION. ALL STATUTES OF LIMITATIONS WHICH WOULD OTHERWISE BE APPLICABLE SHALL NOT APPLY TO ANY ARBITRATION PROCEEDING UNDER THIS SECTION 8.3. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

Section 8.4        Rules of Construction.

Unless the context clearly indicates to the contrary, the following rules apply to the construction of this Agreement:

(i)         References to the singular include the plural, and references to the plural include the singular.

(ii)        Words of the masculine gender include correlative words of the feminine and neuter genders.

(iii)       The headings or captions used in this Agreement are for convenience of reference and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect.

(iv)      References to a person include any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

(v)       Any reference in this Agreement to a particular “Article,” “Section” or other subdivision shall be to such Article, Section or subdivision of this Agreement unless the context shall otherwise require.

(vi)      Any use of the word “including,” “include” or “includes” in this Agreement shall not be construed as limiting the phrase so modified to the particular items or actions enumerated, and should be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same.

(vii)     When any reference is made in this document or any of the schedules or exhibits attached to this Agreement, it shall mean this Agreement, together with all other schedules and exhibits attached hereto, as though one document.

Section 8.5        Entire Agreement; Amendments.

(a)          This Agreement constitutes the entire agreement with respect to the subject matter hereof.

(b)          This Agreement and the Articles of Organization (except as required by law) may be modified or amended only pursuant to a written amendment adopted by the Board of Managers and approved in writing by all Members. Once an amendment to this Agreement and/or the Articles of Organization has been approved, the proper Officers of the Company shall authorize the preparation and filing, if necessary, of a written amendment to this Agreement and/or the Articles of Organization, as applicable.

Section 8.6        Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, without regard to conflict of law principles.

Section 8.7        Agreement Binding and Enforceable.

Notwithstanding any other provision of this Agreement, the Initial Members agree that this Agreement constitutes a legal, valid and binding agreement of the Initial Members, and is enforceable against the Initial Members by the Managers in accordance with its terms.

Section 8.8        Confidentially

The parties shall not disclose the terms of this Agreement or the Management Agreements to any Person, except (i) as may otherwise be required by law, regulation or court order, (ii) to a bona fide potential lender of the Company or its Subsidiaries and its counsel and advisors, (iii) to its employees, officers, directors, members, managers, owners and third parties including financial advisors, potential financing sources, potential transferees, accountants or attorneys who are advised of the confidential nature of the terms of this Agreement, or (iv) to the extent necessary for the parties to perform their respective duties hereunder. Notwithstanding the foregoing, any Member (and any employee, representative or other agent of any Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any Member relating to such tax treatment and tax structure; provided, however, that any such information shall be kept confidential to the extent necessary to comply with any applicable securities laws.

Section 8.9        Publicity.

Neither the Company, the Members nor any of their respective Affiliates may issue any public statement or press release regarding the Company, the Company’s business, or the Subsidiaries, without the prior consent of all Members, except as required by law or any competent governmental authority (provided that in such event, the disclosing party shall give the other Member or the applicable Affiliate advance notice of such disclosure).

Section 8.10      Limitations on MCWP.

Without the prior written consent of the Board of Managers, so long as MCWP is a Member of the Company, MCWP shall not incur any debt for borrowed money or amend the provisions of its operating agreement.

Section 8.11     Counterparts.

To facilitate execution, this instrument may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this instrument to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Limited Liability Company Operating Agreement to be executed as of the date first above written.

MEMBERS:

JBGL BUILDER FINANCE LLC,
a Texas limited liability company

By:	/s/ Matthew C. Baynham	(SEAL)
Matthew C. Baynham, President

MCWP, LLC,
a Georgia limited liability company

By:	LEICESTERSHIRE MANAGEMENT, LLC,
a Georgia limited liability company
its Manager

	By:	(SEAL)
Christopher T. Graham, Manager

SCHEDULE A

Members:	JBGL Builder Finance LLC MCWP, LLC	3131 Harvard Ave., Suite 103 Dallas, TX 75205 3935 Lakefield Court, Suwanee, GA 30024

Initial Capital Contributions:	Agreed net value of capital contributions which the Initial Members have agreed to make is as follows:

	JBGL: MCWP:	$3,502,874.21 $ 424,585.37

Initial Percentage Interests:	JBGL MCWP	89.189% 10.811%

Initial Voting Percentage Interests:	JBGL MCWP	89.189% 10.811%

Managers:	The names of the initial Managers referred to in Section 4.1(b) hereof are as follows: Initial JBGL Managers: Jim Brickman Matt Baynham Initial MCWP Manager: Warren S. Jolly

Officers:	The names of the initial Officers referred to in Section 4.2(b) hereof are as follows:

	Name:	Title:

	Matt Baynham	President Secretary Treasurer

	Warren Jolly	Vice President Assistant Secretary

Principal Office of the Company:	3131 Harvard Ave., Suite 103 Dallas, TX 75205

SCHEDULE B

Alderwood Loan A:

That certain loan from Assignor to The Providence Group at Alderwood, L.L.C., a Georgia limited liability company ("Alderwood"), in the original principal amount of $12,600,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Alderwood Loan B:

That certain loan from Assignor to Alderwood in the original principal amount of $3,184,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

RA Ventures Loan:

That certain loan from Assignor to RA Ventures, L.L.C., a Georgia limited liability company ("RA Ventures"), in the original principal amount of $9,556,270.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Morton Loan:

That certain loan from Assignor to Morton/State Venture, L.L.C., a Georgia limited liability company ("Morton"), in the original principal amount of $2,560,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan A:

That certain loan from Assignor to The Providence Group at Abberley Township, L.L.C., a Georgia limited liability company ("Abberley"), in the original principal amount of $6,199,000.00, as increased to $7,014,900.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan B:

That certain loan from Assignor to Abberley in the original principal amount of $2,193,980.00, as evidenced by the loan documents identified on Exhibit B-1 attached hereto.

Abberley Loan C:

That certain loan from Assignor to Abberley in the original principal amount of $2,268,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan D:

That certain loan from Assignor to Abberley in the original principal amount of $6,356,200.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan E:

That certain loan from Assignor to Abberley in the original principal amount of $2,264,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan F:

That certain loan from Assignor to Abberley in the original principal amount of $5,683,920.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

Abberley Loan G:

That certain loan from Assignor to Abberley in the original principal amount of $4,120,160.00, as evidenced by the loan documents identified on Exhibit B-1 attached hereto.

Abberley Loan H:

That certain loan from Assignor to Abberley in the original principal amount of $2,308,000.00, as evidenced by the loan documents identified on Exhibit B-l attached hereto.

EXHIBIT "B-l”

DESCRIPTION OF LOAN DOCUMENTS

Alderwood Loan A:

Alderwood Note A:

Promissory Note dated April 20, 2006 made by Alderwood in favor of Assignor in the original principal amount of $12,600,000.00;

Loan Extension Agreement dated May 1, 2007 by and between Alderwood and Assignor;

Loan Extension Agreement dated August 1, 2007 by and between Alderwood and Assignor;

Loan Extension and Modification Agreement dated March 7, 2008 but effective February 1, 2008 by and between Alderwood and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Alderwood and Assignor,

Alderwood Loan Agreement A:

Construction Loan Agreement dated April 20, 2006 by and between Alderwood and Assignor.

Alderwood Deed to Secure Debt A:

Deed to Secure Debt and Security Agreement dated April 20, 2006, from Alderwood to Assignor, recorded in Deed Book 42537, Page 491, Fulton County, Georgia records, conveying real property, improvements, furnishings and equipment, located in Land Lot 73 of the 17th District, Fulton County, Georgia, the property remaining subject to Alderwood Security Deed A being Lot 106 of Alderwood at Abernathy Subdivision.

Alderwood Title Policy A:

Chicago Title Insurance Company Policy No, GA-001-107-90800989.

Alderwood Loan A Guaranties:

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by Burl T. Horton;

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by Warren S. Jolly; and

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by H. P. Jolly, Jr.

Alderwood Loan B:

Alderwood Note B:

Promissory Note dated August 15, 2007 made by Alderwood in favor of Assignor in the original principal amount of $3,184,000.00.

Alderwood Loan Agreement B:

Construction Loan Agreement dated August 15, 2007 by and between Alderwood and Assignor.

Alderwood Security Deed B:

Deed to Secure Debt and Security Agreement dated August 15, 2007, from Alderwood to Assignor, recorded in Deed Book 45644, Page 247, Fulton County, Georgia records, conveying real property, improvements, furnishings and equipment, located in Land Lot 73 of the 17th District, Fulton County, Georgia, the property remaining subject to Alderwood Security Deed B being Lot 117 of Alderwood at Abernathy Subdivision.

Alderwood Title Policy B:

Chicago Title Insurance Company Policy No. GA-001-107-90800990.

Alderwood Loan B Guaranties:

Limited Guaranty dated August 15, 2007 by Burl T. Horton;

Limited Guaranty dated August 15, 2007 by Warren S. Jolly; and

Limited Guaranty dated August 15, 2007 by H. P. Jolly, Jr.

RA Ventures Loan:

RA Ventures Note:

Promissory Note dated May 22, 2007 made by RA Ventures in favor of Assignor in the original principal amount of $9,556,270.00.

RA Ventures Security Deed:

Deed to Secure Debt and Security Agreement dated May 22, 2007, from RA Ventures to Assignor, recorded in Deed Book 45124, Page 208, Fulton County, Georgia records, conveying real property, improvements, furnishings and equipment, located in Land Lots 73 and 87 of the 17th District, Fulton County, Georgia, the property remaining subject to the RA Ventures Security Deed being Lots 1-44, 57-77 and 86-101 of Alderwood at Abernathy Subdivision.

RA Ventures Title Policy:

Chicago Title Insurance Company Policy No. GA-001 - 107-90800991.

RA Ventures Guaranties:

Limited Guaranty dated May 22, 2007 by Burl T. Horton;

Limited Guaranty dated May 22, 2007 by Warren S. Jolly; and

Limited Guaranty dated May 22, 2007 by H. P, Jolly, Jr.

Morton Loan:

Morton Note:

Promissory Note dated November 6, 2007 made by Morton to Assignor in the original principal amount of $2,560,000.00.

Morton Security Deed:

Deed to Secure Debt and Security Agreement dated November 6, 2007, from Morton to Assignor, recorded in Deed Book 45965, Page 576, Fulton County Georgia records, conveying real property, improvements, furnishings and equipment located in Land Lots 169 and 187 of the 1st District, 1st Section, Fulton County, Georgia, the property remaining subject to the Morton Security Deed being Lots 84-91 and 131-153 of Abberley Township Subdivision.

Morton Title Policy:

Chicago Title Insurance Company Policy No. GA-001 -107-90801002.

Morton Guaranties:

Limited Guaranty dated October 31, 2007 by Burl T. Horton;

Limited Guaranty dated October 31, 2007 by Warren S. Jolly; and

Limited Guaranty dated October 31, 2007 by H. P. Jolly, Jr.

Abberley Loan A:

Abberley Note A:

Promissory Note dated March 26, 2004 made by Abberley in favor of Assignor in the original principal amount of $6,199,000.00, as increased to $7,014,900.00;

Note Modification Agreement dated March 1, 2005 by and between Abberley and Assignor;

Note Modification Agreement dated September 1, 2005 by and between Abberley and Assignor;

Note Modification Agreement dated March 1, 2006 by and between Abberley and Assignor;

Note Modification Agreement dated September 1, 2006 by and between Abberley and Assignor;

Loan Extension Agreement dated March 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated June 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated September 1, 2007 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated March 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement A:

Construction Loan Agreement dated March 26, 2004 by and between Abberley and Assignor.

Abberley Loan A Guaranties:

Continuing Guaranty dated March 1, 2008 but effective March 26, 2004 by Morton;

Limited Guaranty dated March 1, 2008 but effective March 26, 2004 by Burl T. Horton;

Limited Guaranty dated March 1, 2008 but effective March 26, 2004 by Warren S. Jolly; and

Limited Guaranty dated March 1, 2008 but effective March 26, 2004 by H. P. Jolly, Jr.

Abberley Loan B:

Abberley Note B:

Promissory Note dated August 24, 2005 made by Abberley in favor of Assignor in the original principal amount of $2,193,980.00;

Note Modification Agreement dated September 1, 2006 by and between Abberley and Assignor;

Loan Extension Agreement dated March 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated June 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated September 1, 2007 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated March 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement B:

Construction Loan Agreement dated August 24, 2005 by and between Abberley and Assignor.

Abberley Loan B Guaranties:

Continuing Guaranty dated March 1, 2008 but effective August 24, 2005 by Morton;

Limited Guaranty dated March 1, 2008 but effective August 24, 2005 by Burl T. Horton;

Limited Guaranty dated March 1, 2008 but effective August 24, 2005 by Warren S. Jolly; and

Limited Guaranty dated March 1, 2008 but effective August 24, 2005 by H. P. Jolly, Jr.

Abberley Loan C:

Abberley Note C:

Promissory Note dated September 13, 2005 made by Abberley in favor of Assignor in the original principal amount of $2,268,000.00;

Note Modification Agreement dated September 1, 2006 by and between Abberley and Assignor;

Loan Extension Agreement dated March 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated June 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated September 1, 2007 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated March 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement C:

Construction Loan Agreement dated September 13, 2005 by and between Abberley and Assignor.

Abberley Loan C Guaranties:

Continuing Guaranty dated March 1, 2008 but effective September 13, 2005 by Morton;

Limited Guaranty dated March 1, 2008 but effective September 13, 2005 by Burl T. Horton;

Limited Guaranty dated March 1, 2008 but effective September 13, 2005 by Warren S. Jolly; and

Limited Guaranty dated March 1, 2008 but effective September 13, 2005 by H. P. Jolly, Jr.

Abberley Loan D:

Abberley Note D:

Promissory Note dated January 13, 2006 made by Abberley in favor of Assignor in the original principal amount of $6,356,200.00;

Loan Extension Agreement dated February 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated August 1, 2007 by and between Abberley and Assignor;

Loan Extension and Modification Agreement dated March 7, 2008 but effective February 1, 2008 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement D:

Construction Loan Agreement dated January 13, 2006 by and between Abberley and Assignor.

Abberley Loan D Guaranties:

Continuing Guaranty dated February 1, 2008 but effective January 13, 2006 by Morton;

Limited Guaranty dated February 1, 2008 but effective January 13, 2006 by Burl T. Horton;

Limited Guaranty dated February 1, 2008 but effective January 13, 2006 by Warren S. Jolly; and

Limited Guaranty dated February 1, 2008 but effective January 13, 2006 by H. P. Jolly, Jr.

Abberley Loan E:

Abberley Note E:

Promissory Note dated April 20, 2006 made by Abberley in favor of Assignor in the original principal amount of $2,264,000.00;

Loan Extension Agreement dated May 1, 2007 by and between Abberley and Assignor;

Loan Extension Agreement dated August 1, 2007 by and between Abberley and Assignor;

Loan Extension and Modification Agreement dated March 7, 2008 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement E:

Construction Loan Agreement dated April 20, 2006 by and between Abberley and Assignor.

Abberley Loan E Guaranties:

Continuing Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by Morton;

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by Burl T. Horton;

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by Warren S. Jolly; and

Limited Guaranty dated February 1, 2008 but effective August [April] 20, 2006 by H. P. Jolly, Jr.

Abberley Loan F:

Abberley Note F:

Promissory Note dated July 26, 2006 made by Abberley in favor of Assignor in the original principal amount of $5,683,920.00;

Loan Extension Agreement dated August 1, 2007 by and between Abberley and Assignor;

Loan Extension and Modification Agreement dated March 7, 2008 but effective February 1, 2008 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement F:

Construction Loan Agreement dated July 26, 2006 by and between Abberley and Assignor.

Abberley Loan F Guaranties:

Continuing Guaranty dated February 1, 2008 but effective July 26, 2006 by Morton;

Limited Guaranty dated February 1, 2008 but effective July 26, 2006 by Burl T. Horton;

Limited Guaranty dated February 1, 2008 but effective July 26, 2006 by Warren S. Jolly; and

Limited Guaranty dated February 1, 2008 but effective July 26, 2006 by H. P. Jolly, Jr.

Abberley Note G:

Abberley Note G:

Promissory Note dated October 19, 2006 made by Abberley in favor of Assignor in the original principal amount of $4,120,160.00;

Loan Extension Agreement dated November 1,2007 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement G:

Construction Loan Agreement dated October 19, 2006 by and between Abberley and Assignor.

Abberley Loan G Guaranties:

Continuing Guaranty dated May 1, 2008 but effective October 19, 2006 by Morton;

Limited Guaranty dated May 1, 2008 but effective October 19, 2006 by Burl T. Horton;

Limited Guaranty dated May 1, 2008 but effective October 19, 2006 by Warren S. Jolly; and

Limited Guaranty dated May 1, 2008 but effective October 19, 2006 by H. P. Jolly, Jr.

Abberley Loan H:

Abberley Note H:

Promissory Note dated May 4, 2007 made by Abberley in favor of Assignor in the original principal amount of $2,308,000.00;

Loan Modification Agreement dated October 9, 2007 by and between Abberley and Assignor; and

Loan Extension and Modification Agreement dated May 1, 2008 by and between Abberley and Assignor.

Abberley Loan Agreement H:

Construction Loan Agreement dated May 4, 2007 by and between Abberley and Assignor.

Abberley Loan H Guaranties:

Limited Guaranty dated May 4, 2007 by Burl T. Horton;

Limited Guaranty dated May 4, 2007 by Warren S. Jolly; and

Limited Guaranty dated May 4, 2007 by H. P. Jolly, Jr.

Other Loan Documents:

Alderwood Continuing Guaranty:

Continuing Guaranty dated April 20, 2006 by RA Ventures.

Abberley Master Guaranty:

Master Guaranty dated March 12, 2004 by Morton,

Forbearance Agreement:

Forbearance Agreement dated February 12, 2009 by and between Borrower and Assignor, as evidenced by Memorandum of Forbearance Agreement Amending Deed to Secure Debt and Security Agreement, recorded in Deed Book 47620, Page 200, Fulton County, Georgia records, as amended by (a) Amendatory Agreement dated July 20, 2009, recorded in Deed Book 48338, Page 531, aforesaid records, (b) Second Amendatory Agreement effectively dated November 18, 2009, recorded in Deed Book 48591, Page 240, aforesaid records, (c) Third Amendatory Agreement dated March 18, 2010, recorded in Deed Book 48969, Page 404, aforesaid records, and (d) Fourth Amendatory Agreement effectively dated November 15, 2010, recorded in Deed Book 49822, Page 692, aforesaid records.

SCHEDULE C

OPERATING PROFIT / OPERATING LOSS DEFINITION

Operating Profit or Operating Loss, as applicable, is calculated based on the following calculation:

Gross Revenue (all revenues received from all sources, including but not limited to all interest, principal, late fees and other payments received on the Loans and all proceeds received from the ownership and sale of the Properties)

LESS: Direct Costs (including but not limited to actual lot cost, actual unit WIP costs, and acquisition costs allocated at closing)

LESS: Direct Development and Carrying Costs (including but not limited to property improvements, HOA fees, and property taxes as shown on the lot / unit budget)

LESS: Sales Commissions (internal and external as applicable)

LESS: Finance and Closing Costs (seller concessions, incentives, closing costs, legal fees)

LESS: 3rd Party Administrative Costs (including but not limited to accounting fees, insurance) actually incurred as shown on lot budget

EQUALS: Total Operating Profit or Operating Loss, as applicable